Exhibit (e)(17)

RESTRICTED STOCK UNIT CANCELLATION AGREEMENT

This RESTRICTED STOCK UNIT CANCELLATION AGREEMENT (this “Agreement”) is made this 5th day of January, 2018 (the “Effective Date”), between Ignyta, Inc., a Delaware corporation (the “Company”), and Jonathan E. Lim, M.D. (the “Holder”).

WHEREAS, Holder currently holds 68,334 restricted stock units (the “December 2017 RSUs”), which December 2017 RSUs were granted to Holder pursuant to that certain Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement dated December 22, 2017 (the “RSU Agreement”).

WHEREAS, Holder desires to cancel 8,800 of the December 2017 RSUs (such cancelled RSUs, the “Cancelled RSUs”) and to terminate any right, title or interest Holder may have in or to the Cancelled RSUs and any shares of the common stock (the “Common Stock”) issuable upon vesting or settlement of the Cancelled RSUs, which cancellation and termination shall be effective on the Effective Date.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Holder hereby agree as follows:

1. Cancellation. Effective as of the Effective Date:

(a) Holder hereby waives, relinquishes and gives up any and all right, title or interest that Holder may have in or to the Cancelled RSUs or any Common Stock issuable upon vesting or settlement of the Cancelled RSUs; and

(b) The Cancelled RSUs are hereby terminated and cancelled and shall be of no further force or effect.

2. No Expectations or Obligations. Holder and the Company acknowledge and agree that the cancellation and termination of the Cancelled RSUs described herein shall be without any expectation of Holder to receive, and without imposing any obligation on the Company to pay or grant, any cash, stock options or other consideration presently or in the future in regard to the cancellation and termination of such Cancelled RSUs.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the choice of law principles thereof.

4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by the parties which specifically states that it is an amendment, modification or supplement to this Agreement.

6. Severability. If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

8. Advice of Counsel and Tax Advisor. Holder represents and warrants that he has read this Agreement, has had adequate time to consider this Agreement, and has had an opportunity to consult with an attorney and his personal tax advisor prior to executing this Agreement. Holder acknowledges that he understands the meaning and effect of this Agreement and has executed this Agreement knowingly, voluntarily and with the intent of being bound by this Agreement.

9. Complete Agreement. This Agreement constitutes the entire agreement between Holder and the Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Agreement to be executed as of the date and year first above written.

IGNYTA, INC.

By: /s/ Christian V. Kuhlen
Name: Christian V. Kuhlen
Title: General Counsel

HOLDER

Signature: /s/ Jonathan E. Lim
Print Name: Jonathan E. Lim, M.D.